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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           BELDEN & BLAKE CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           BELDEN & BLAKE CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock

     (2) Aggregate number of securities to which transaction applies: 11,268,879

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $27.00

     (4) Proposed maximum aggregate value of transaction: $304,259,733

     (5) Total fee paid: $60,851.94

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                             [Belden & Blake Logo]
                               5200 Stoneham Road
                                 P.O. Box 2500
                         North Canton, Ohio 44720-0500

    ------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

    ------------------------------------------------------------------------

     Notice is hereby given that a Special Meeting of Shareholders of Belden & Blake Corporation will be held at the Hilton-Canton, 320 Market Avenue South, Canton, Ohio, on June 19, 1997 at 2:00 p.m., local time, for the purpose of voting on the adoption of the Agreement and Plan of Merger by and among Belden & Blake Corporation, TPG Partners II, L.P. and BB Merger Corp. dated March 27, 1997 pursuant to which BB Merger Corp., a newly formed subsidiary of TPG Partners II, L.P., will be merged with and into Belden & Blake Corporation and each outstanding share of common stock of Belden & Blake Corporation will be converted into the right to receive $27.00 in cash.

     Only shareholders of record at the close of business on May 16, 1997 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to be present, you are urged to complete, sign, date and mail the enclosed proxy in the enclosed return envelope to assure that your shares will be represented at the meeting.

                                             By order of the Board of Directors,

                                             Joseph M. Vitale
                                             Secretary

May 21, 1997

         SINCE APPROVAL WILL REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS
           OF THE OUTSTANDING SHARES OF STOCK YOUR VOTE IS IMPORTANT.
                  PLEASE COMPLETE AND RETURN YOUR PROXY CARD.

                           BELDEN & BLAKE CORPORATION
                               5200 STONEHAM ROAD
                            NORTH CANTON, OHIO 44720

                                PROXY STATEMENT

     This Proxy Statement is being furnished to shareholders of Belden & Blake Corporation, an Ohio corporation ("Belden & Blake" or the "Company") in connection with the solicitations of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held at 2:00 p.m. on June 19, 1997 at the Hilton-Canton, 320 Market Avenue South, Canton, Ohio and at any adjournments or postponements thereof. This Proxy Statement is first being mailed on or about May 21, 1997.

     At the meeting shareholders will be asked to act upon a proposal to adopt the Agreement and Plan of Merger among Belden & Blake, TPG Partners II, L.P. ("TPG") and BB Merger Corp., a newly formed TPG subsidiary ("Sub"), dated March 27, 1997 (the "Merger Agreement"), under which Sub will be merged with and into Belden & Blake (the "Merger") and each share of common stock, without par value, of Belden & Blake (the "Shares") will be converted into the right to receive $27.00 per share in cash (the "Per Share Amount"), except for Shares as to which dissenters' rights are perfected under the Ohio General Corporation Law ("Ohio Law").

     The Board of Directors has fixed the close of business on May 16, 1997 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting. At the close of business on the record date there were 11,268,879 Shares issued and outstanding and entitled to vote. Holders of record of Shares on the record date are entitled to one vote per Share.

     The affirmative vote of the holders of two-thirds of the Shares outstanding on the record date will be required to adopt the Merger Agreement. While not counted as votes for or against the proposal, abstentions and broker non-votes will have the same effect as votes AGAINST adoption of the Merger Agreement.

     Henry S. Belden IV, Chairman and Chief Executive Officer of the Company, and Max L. Mardick, President and Chief Operating Officer of the Company, who own in the aggregate 7.28% of the Shares entitled to vote at the meeting have entered into Voting Agreements with TPG agreeing to vote their Shares in favor of adoption of the Merger Agreement. The directors and executive officers of the Company, including Messrs. Belden and Mardick, are entitled to cast 911,671 votes at the meeting, representing 12.14% of the total number of votes necessary to approve the Merger.

     Shares represented by properly executed proxies, and not revoked, will be voted in accordance with the instructions indicated thereon. If no contrary instructions are indicated, the Shares represented by such proxies will be voted FOR adoption of the Merger Agreement. A shareholder may revoke his proxy at any time before it is voted at the meeting by delivering written notice of revocation to the Secretary of the Company, by executing a later dated proxy or by attending the meeting and electing to vote in person.

     Solicitation may be made by mail, personal interview, telephone or telegraph by directors, officers and regular employees of the Company without special compensation. The Company has retained Morrow & Co., Inc. to assist in such solicitation for a fee of $10,000 plus reasonable out-of-pocket fees and expenses. Arrangements have also been made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting material to the beneficial owners of the Company's common stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for their expenses in connection therewith.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 as amended (the "1934 Act") and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). All reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at 7 World Trade Center, Thirteenth Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The following documents filed with the SEC are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as amended by Amendment No. 1 on Form 10-K/A.

     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1996.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Department of Investor Relations, Belden & Blake Corporation, 5200 Stoneham Road, North Canton, Ohio 44720, telephone number (330) 499-1660.

                                    SUMMARY

     The following summary is intended to highlight certain information contained elsewhere in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to (i) the more detailed information contained elsewhere in this Proxy Statement, (ii) the documents annexed hereto and (iii) the documents referred to and incorporated herein.

THE MERGER

Terms of Merger............  Sub will be merged with and into Belden & Blake, the surviving corporation, and each Share will be converted into the right to receive $27.00 in cash, except for Shares as to which the holder perfects dissenters' rights under Ohio Law.

Conditions to the Merger...  The respective obligations of the Company, TPG and
                             Sub to consummate the Merger are subject to the satisfaction of certain conditions, including adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, receipt of required regulatory approval, the continuing accuracy of representations and warranties of each party, performance of obligations by each party and the absence of any material adverse change in the assets, business, results of operations of the Company and other conditions customary for a transaction of this nature. See "THE
                             MERGER -- Conditions to Merger."

Vote Required..............  The Merger will not be consummated unless the
                             Merger Agreement is adopted by the affirmative vote of the holders of two-thirds of the Shares outstanding on the record date. On that date there were 11,268,879 Shares outstanding, of which the directors and executive officers of the Company own or direct the voting of 911,671 Shares or 12.14% of the two-thirds affirmative vote required to adopt the Merger Agreement. Under Voting Agreements with TPG, Henry S. Belden IV, Chairman and Chief Executive Officer, and Max L. Mardick, President and Chief Operating Officer, who can direct the voting of 819,955 Shares in the aggregate, have agreed to vote such Shares FOR adoption.

Recommendation of Board of
  Directors................  The Board of Directors of the Company has
                             unanimously approved the Merger Agreement and recommends its adoption by the shareholders of the Company. A copy of the Merger Agreement is attached hereto as Annex I.

Opinion of Financial
Advisor....................  On March 27, 1997, Goldman, Sachs & Co. ("Goldman
                             Sachs") delivered its opinion to the Board of Directors of the Company that, as of the date of such opinion, the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement is fair to such holders. Goldman Sachs subsequently confirmed its opinion by delivery of its opinion dated as of the date of this Proxy Statement, which is attached hereto as Annex II. The full text of the written opinion of Goldman Sachs dated the date of this Proxy Statement, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is incorporated herein by reference. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "BACKGROUND AND REASONS FOR THE MERGER -- Opinion of Financial Advisor."

Effective Time.............  The Merger will be consummated after receipt of shareholder and regulatory approval and after satisfaction or waiver of all other conditions under the Merger Agreement. It is currently anticipated that the Merger will be consummated by June 30, 1997. See "THE MERGER -- Conditions to Merger."

Payment for Shares.........  If the Merger is consummated, shareholders will be advised of the procedure to be followed in surrendering their stock certificates in exchange for the cash consideration payable to them under the Merger Agreement. Payment will be made as promptly as practicable following such surrender. See "THE MERGER -- Payment for Shares."

Federal Income Tax
  Consequences.............  A shareholder will recognize capital gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. See "THE MERGER -- Certain Federal Income Tax Consequences."

Certain Corporate and
Related Matters After the
  Effective Time...........  Ronald L. Clements, the Company's Senior Vice
                             President of Exploration and Production, and Ronald
                             E. Huff, the Company's Senior Vice President and Chief Financial Officer, will become Chief Executive Officer and President, respectively, of the Company as the surviving corporation, in place of Henry S. Belden IV and Max L. Mardick, who will retire as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, effective upon consummation of the Merger. It is expected that Messrs. Clements, Huff, Henry S. Belden IV and Mardick will be members of the Board of Directors of the Company following the Merger.

Interest of Certain Persons
in the Merger..............  Henry S. Belden IV, the Company's Chairman and
                             Chief Executive Officer, and Max L. Mardick, the Company's President and Chief Operating Officer, have entered into three-year Non-Competition Agreements with the Company effective upon consummation of the Merger under which Mr. Belden will receive $2,400,616.44 and Mr. Mardick will receive $983,711.16 in 36 monthly installments. Certain other officers and directors of the Company also have an interest in the Merger. See "INTEREST OF CERTAIN PERSONS IN THE MERGER."

Dissenters' Rights.........  The shareholders of the Company will be entitled to dissenters' rights under Ohio Law by complying with
                             Section 1701.85 of the Ohio Law. The text of
                             Section 1701.85 is attached hereto as Annex III. See "THE MERGER -- Dissenters' Rights."

Market Prices..............  Belden & Blake common stock is listed for trading on the NASDAQ National Market. On March 27, 1997, the last full trading day prior to the public announcement of the Merger Agreement, the high and low sales prices of the common stock were $21.75 and $20.75, respectively.

                                   THE MERGER

     The following description of the terms of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex I. All shareholders are urged to read the Merger Agreement.

GENERAL

     The Merger Agreement provides that Sub will be merged with and into Belden & Blake and each outstanding Share will be converted into the right to receive $27.00 in cash (other than Shares as to which the holder has perfected dissenters' rights under Ohio Law). Belden & Blake, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of TPG and two of TPG's affiliated partnerships, and Sub's separate existence will cease.

EFFECTIVE TIME

     If the Merger Agreement is adopted by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Merger are satisfied or, if permissible, waived, the Merger will be effective at the time the parties file a certificate of merger with the Secretary of State of the State of Ohio in accordance with the requirements of Ohio Law (the "Effective Time"). It is currently anticipated that the Merger will be completed by June 30, 1997.

PAYMENT FOR SHARES

     Promptly after the Effective Time, shareholders will receive instructions as to the procedures to be followed in surrendering their Shares in exchange for the Per Share Amount. In order to receive payment, each shareholder will be required to surrender the certificate or certificates representing Shares to Chase Mellon Shareholder Services, L.L.C., the paying agent selected by TPG and Sub. Upon surrender of such certificate or certificates to the paying agent and other customary documents which may be required by such instructions, a shareholder will be entitled to receive in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. The paying agent will not be obligated to remit payment to a shareholder until the shareholder delivers the certificate or certificates representing his Shares or, if any certificate is lost, stolen or destroyed, an appropriate affidavit of loss and indemnity agreement and, if required, the posting of a bond in the amount specified by TPG.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A shareholder will recognize capital gain or loss upon receipt of the cash payable in exchange for his Shares in an amount equal to the difference between the aggregate amount received by him and his aggregate tax basis in the Shares exchanged. A shareholder exercising dissenter's rights under Ohio Law will also recognize gain or loss in an amount equal to the difference between the cash received by him in redemption of his Shares and his aggregate tax basis in such Shares.

CONDITIONS TO THE MERGER

     Conditions for both the Company and TPG. The obligations of each of Belden & Blake and TPG to consummate the Merger are subject to the following conditions: (i) adoption of the Merger Agreement by the requisite vote of the shareholders of Belden & Blake, (ii) the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") applicable to the consummation of the Merger, and (iii) the absence of the enactment or issuance by any governmental authority, agency or court of any law, rule, regulation, order, decree, ruling or injunction which has the effect of making the Merger illegal or prohibiting its consummation.

     Conditions for TPG. The obligations of TPG and Sub to consummate the Merger are subject to the following conditions: (i) the Board of Directors of the Company shall not have withdrawn or materially and adversely modified its approval and recommendations of the Merger Agreement or other transactions comtemplated thereby or approved or recommended any other acquisition or takeover proposal, (ii) there shall not have occurred a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the commencement of war, armed hostilities or other national or international calamity that has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, the declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or any material limitation by any governmental authority on, or any other event which might materially affect, the extension of credit by lending institutions that has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; (iii) no material adverse change in the assets, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole shall have occurred or be likely to occur other than as a result of conditions affecting the oil and gas industry generally,
(iv) no material litigation or claims with respect to change of control, severance or similar payments payable to officers or employees of the Company shall have been initiated or asserted prior to the Effective Time, (v) the Company shall have redeemed the outstanding shares of Class II Serial Preferred Stock, (vi) the representations and warranties of the Company in the Merger Agreement shall be true and correct in all material respects immediately prior to the Effective Time and (vii) the Company shall have performed each obligation and covenant required to be performed by it under the Merger Agreement prior to the Effective Time.

     Conditions for Belden & Blake. The obligation of the Company to consummate the Merger is subject to the following conditions: (i) Goldman Sachs shall have not withdrawn or modified the fairness opinions delivered to the Board of Directors of the Company pursuant to the Merger Agreement; (ii) the representations and warranties of TPG and Sub in the Merger Agreement shall be true and correct in all material respects immediately prior to the Effective Time and (iii) TPG and Sub shall have performed each of the obligations and covenants required to be performed by each of them under the Merger Agreement prior to the Effective Time.

COVENANTS OF BELDEN & BLAKE

     In the Merger Agreement, Belden & Blake has agreed to convene a meeting of its shareholders for the purpose of voting on the Merger Agreement and in connection therewith to prepare and file with, and use all reasonable efforts to obtain SEC clearance of, and thereafter mail to shareholders, a proxy statement that includes the recommendation of the Board of Directors that the shareholders of the Company adopt the Merger Agreement (unless such recommendation would be inconsistent with the fiduciary duties of the directors).

     In addition, the Company agrees to use its commercially reasonable best efforts to obtain, prior to the Effective Time from the holders of outstanding stock options under the Company's stock option plans (other than certain options held by Messrs. Clements, Huff, Henry S. Belden IV and Mardick), the surrender or agreement to surrender such options, whether or not exercisable, in consideration of the payment to such holders of an amount in cash equal to the excess of the Per Share Amount over the per share exercise price of such options, multiplied by the number of shares subject to the option.

COVENANTS OF TPG

     In the Merger Agreement, TPG agrees to contribute to Sub a minimum of $110 million of equity capital less an amount equal to the product obtained by multiplying (i) the number of shares covered by outstanding stock options granted by Belden & Blake that were not surrendered by the holders thereof, by
(ii) the excess of the Per Share Amount over the per share exercise price of such options.

MUTUAL COVENANTS OF BELDEN & BLAKE AND TPG

     In the Merger Agreement, the parties have agreed to file Notification and Report Forms under the HSR Act and to cooperate with each other in the preparation thereof.

     In addition, the parties have agreed to use all reasonable efforts to take all action and do all things necessary, proper or advisable to satisfy the conditions to the Merger and to consummate the Merger.

CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO EFFECTIVE DATE

     General. The Merger Agreement requires the Company to conduct the business of the Company and its subsidiaries in the ordinary course and in a manner consistent with past practice and to use all reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of its current officers, employees and consultants and to preserve the existing relationships with customers, suppliers and other persons with which either the Company or any of its subsidiaries has significant business relations. In addition, the Merger Agreement restricts or prohibits the Company from engaging in certain transactions prior to the Effective Time without the prior written consent of TPG, including (i) amending its Articles of Incorporation or Regulations, (ii) issuing, selling, granting or encumbering any shares of capital stock of the Company or any of its subsidiaries or any options, warrants, convertible securities or other rights to acquire shares of capital stock of the Company (except for the issuance of a maximum of 1,077,997 shares of Common Stock issuable on the exercise of outstanding stock options and conversion of the Company's outstanding convertible subordinated debentures), (iii) selling, encumbering or disposing of any material assets of the Company or any of its subsidiaries, except for sales in the ordinary course of business, (iv) declaring or paying any dividend or distribution on the shares of its Common Stock or purchasing, redeeming or otherwise acquiring any such shares, (v) incurring any material indebtedness for borrowed money or (vi) increasing the compensation of its officers or employees, except for increases consistent with past practices, granting any severance or termination pay to any director, officer or employee, entering into any new employment or severance agreement with any director, officer or employee, or establishing, adopting or amending any employee benefit plan, except for amendments required by law.

     No Solicitation or Other Acquisition Proposals. The Company has agreed that neither it nor any of its subsidiaries will solicit or initiate any proposals or offers from any person to effect any acquisition of all or a material amount of the assets or equity securities of, or any merger, consolidation or business combination with, the Company or any of its subsidiaries or, except to the extent required by the fiduciary duties of the Board of Directors, participate in any negotiations with, or furnish any information or assistance to, any other person with respect to any such transaction. The Merger Agreement permits the Board of Directors to withdraw, modify or amend its recommendation that the shareholders vote in favor of the adoption of the Merger Agreement if, in its good faith opinion after consultation with counsel, such recommendation would be inconsistent with its fiduciary duties under applicable law.

CERTAIN CORPORATE AND RELATED MATTERS AFTER THE EFFECTIVE TIME

     The Articles of Incorporation and Regulations of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Regulations of the Company, as the surviving corporation, following the Effective Time, until amended, except that the name of the corporation specified in such Articles of Incorporation shall be changed to Belden & Blake Corporation.

     The directors of Sub immediately prior to the Effective Time will become the directors of the Company, as the surviving corporation, following the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Company, as the surviving corporation, following the Effective Time, except that Ronald L. Clements, the Company's Senior Vice President of Exploration and Production, and Ronald E. Huff, the Company's Chief Financial Officer, will be Chief Executive Officer and President, respectively, in place of Henry S. Belden IV and Max L. Mardick, who will retire as Chief Executive Officer and President, respectively. It is expected that Messrs. Clements, Huff, Belden and Mardick will be members of the Board of Directors of the Company, as the surviving corporation, following the Effective Time.

TERMINATION, FEES AND EXPENSES

     Termination. The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after adoption of the Merger Agreement by the shareholders of the Company:

          (a) by the mutual written consent duly authorized by the respective Board of Directors of Sub and the Company and the general partner of TPG;

          (b) by either TPG, Sub or the Company if (i) the Merger has not been consummated by July 25, 1997, provided that the terminating party is not in breach of its obligations under the Merger Agreement, or (ii) a final and nonappealable order, decree or ruling shall have been issued by a court of competent jurisdiction or other governmental authority restraining, enjoining or otherwise prohibiting the Merger;

          (c) by TPG if any of the conditions to TPG's obligation to consummate the Merger have not been satisfied, except as the result of the material breach by TPG or Sub of any material agreement, representation or warranty made in the Merger Agreement. See "The Merger -- Conditions of Merger -- Conditions for Both TPG and the Company" and "Conditions for TPG";

          (d) by the Company if (i) any of the conditions to the Company's obligation to consummate the Merger have not been satisfied, except as the result of the material breach by the Company of any material agreement, representation or warranty made in the Merger Agreement, or (ii) the Board of Directors of the Company withdraws or adversely modifies its recommendation that shareholders vote in favor of adoption of the Merger Agreement. See "The Merger -- Conditions of Merger -- Conditions for Belden & Blake."

     Fees and Expenses. The Merger Agreement obligates TPG to pay to the Company a fee of $5.0 million if the Merger Agreement is terminated by the Company by reason of the material breach of any of the representations, warranties or covenants of TPG or Sub in the Merger Agreement.

     The Merger Agreement obligates the Company to pay to TPG a fee of $5.0 million if the Merger Agreement is terminated by TPG or Sub by reason of (i) the material breach of any of the representations, warranties or covenants of the Company in the Merger Agreement, (ii) the withdrawal by the Company's Board of Directors of its recommendation that the shareholders vote in favor of adoption of the Merger Agreement, (iii) the withdrawal by Goldman Sachs of its fairness opinions delivered pursuant to the Merger Agreement, (iv) the occurrence or likely occurrence of a material adverse change in the assets, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole other than as a result of conditions affecting the oil and gas industry generally, or (v) the initiation of litigation or assertion of a claim against the Company prior to the Effective Time seeking material change of control, severance or similar payments.

     The Merger Agreement obligates the Company to pay to TPG a fee of $12.4 million (less any amount paid pursuant to the preceding paragraph) if the Merger Agreement is terminated by TPG or Sub for any of the reasons set forth in the immediately preceding paragraph or by the Company if the Merger Agreement is not adopted by the requisite vote of shareholders at the Special Meeting and within twelve months after such termination by TPG or the Company, a Third Party Acquisition (defined as the acquisition of all or 50% or more of the capital stock or assets of the Company by merger or otherwise by a third party) occurs involving (i) consideration (or implicit valuation) for the Shares in excess of the Per Share Amount, or (ii) a third party with whom the Company had discussions or furnished information regarding a Third Party Acquisition or who had submitted a proposal or expressed an interest in such an acquisition prior to the termination of the Merger Agreement.

     If the Merger Agreement is not adopted by the requisite vote of the shareholders at the Special Meeting and is terminated by the Company, TPG or Sub solely as a result thereof, the Company's obligation under the Merger Agreement is limited to the reimbursement of the out-of-pocket expenses (not exceeding $500,000) incurred by TPG in connection with the Merger Agreement provided that no bona fide Third Party Acquisition proposal was made to the Company or publicly announced prior to the Special Meeting.

DISSENTERS' RIGHTS

     The shareholders of the Company will be entitled to dissenters' rights. A shareholder entitled to relief as a dissenting shareholder must comply with the requirements set forth in Section 1701.85 of the Ohio Law. The following summary does not purport to be a complete statement of the method of compliance with
Section 1701.85 and is qualified in its entirety by reference to Section 1701.85, the text of which is attached hereto as Annex III.

     A shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Merger Agreement is adopted must (a) have been the holder of record of the Shares as to which he seeks relief as of the record date for the Special Meeting, (b) not have voted his Shares in favor of adopting the Merger Agreement and (c) deliver to the Company, not later than ten days after the Special Meeting, a written demand for payment to him of the fair cash value of the Shares as to which he seeks relief. Such written demand must state the name of the shareholder, his address, the number of Shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

     A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment as described above. Any written demand for payment should be mailed or delivered to Belden & Blake Corporation, 5200 Stoneham Road, North Canton, Ohio 44720, Attention: Joseph M. Vitale, Secretary.

     If the Company sends to a dissenting shareholder, at the address specified in his written demand, a request for the certificates representing the Shares as to which he seeks relief, the dissenting shareholder must within fifteen days thereafter deliver the certificates requested. The Company will then endorse the certificates with a legend to the effect that a demand for the fair cash value of the Shares represented thereby has been made and promptly return such certificates to the dissenting shareholder. Failure on the part of the dissenting shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the Company, exercised by written notice of such termination delivered to him within twenty days after the expiration of the fifteen-day period, unless a court, for good cause shown, otherwise directs. Nevertheless, upon such termination, the shareholder will be entitled to receive the Per Share Amount for his Shares.

     Unless the dissenting shareholder and the Company agree on the fair cash value per Share as to which relief is sought, either may, within three months after service of the shareholder's written demand, file a complaint in the Court of Common Pleas of Summit County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any Shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     Fair cash value will be determined as of the day prior to the Special Meeting, will be the amount a willing seller and willing buyer would accept or pay with neither being under the compulsion to sell or buy, will not exceed the amount specified in the shareholder's written demand, and will exclude any appreciation or depreciation in the market value resulting from the Merger. The court will make a finding as to the fair cash value of a Share and render judgment against the Company for its payment with interest at such rate and from such date as the court considers equitable. The cost of the proceedings, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable.

     The rights of any dissenting shareholder will terminate if (a) he has not complied with Section 1701.85 of the Ohio Law, unless the Company by action of its Board of Directors waives such failure, (b) the Company abandons or is finally enjoined or prevented from carrying out the Merger or the shareholders rescind their adoption of the Merger Agreement, (c) the shareholder withdraws his demand, with the consent of the Company by action of its Board of Directors, or (d) the Company and the dissenting shareholder shall not have come to an agreement as to the fair cash value per Share, and neither the Company nor the shareholder shall have timely filed or joined in a complaint in an appropriate court for a determination of the fair cash value of the Shares.

     Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, a shareholder who wishes to exercise his dissenters' rights must either not sign or return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on adoption of the Merger Agreement.

ACCOUNTING FOR THE MERGER

     The Merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. In the application of the purchase method of accounting, all assets and liabilities of the Company will be recorded at their fair value at the Effective Time with a resulting adjustment to shareholders' equity in an amount equal to the difference between the price paid by TPG and the fair value of the Company's assets minus its liabilities.

COMMON STOCK PRICES

     The Company's common stock is traded on the NASDAQ National Market under the symbol "BELD." The following table sets forth the high and low sales prices for the common stock of the Company for the periods indicated as reported by the NASDAQ National Market:

                                                         SALE PRICE
                                                     ------------------
                                                      HIGH        LOW      AVERAGE DAILY VOLUME
                                                     -------    -------    --------------------
    1994
    -----
    First Quarter..................................  $ 13.25    $  9.75            22,567
    Second Quarter.................................    13.00      12.00            14,376
    Third Quarter..................................    14.75      11.50            18,909
    Fourth Quarter.................................    15.00      13.25            26,388
    1995
    -----
    First Quarter..................................  $ 14.25    $ 11.50            16,892
    Second Quarter.................................    17.00      13.75            16,316
    Third Quarter..................................    19.25      14.50            46,982
    Fourth Quarter.................................    19.25      14.50            74,242
    1996
    -----
    First Quarter..................................  $ 18.75    $ 15.75            40,953
    Second Quarter.................................    21.25      17.88            46,486
    Third Quarter..................................    24.00      20.00            54,598
    Fourth Quarter.................................    27.50      22.12            72,866
    1997
    -----
    First Quarter..................................  $ 28.75    $ 19.75           123,612
    Second Quarter (through April 30, 1997)........    26.12      25.63           283,433

     On March 27, 1997, the last full trading day prior to the public announcement of the proposed Merger, the high and low sales prices of the Company's common stock were $21.75 and $20.75, respectively.

DIVIDENDS

     No dividends have been paid on the Company's common stock and none are expected to be paid in the foreseeable future as the Company has maintained a policy of retaining earnings for use in its business.

                     BACKGROUND AND REASONS FOR THE MERGER

BACKGROUND

     Since its formation in 1992, the Company has achieved significant annual rates of growth in earnings, cash flow and proved reserves, setting new records each year in revenues, net income and discretionary cash flow. Since 1992, however, the Company's common stock has generally traded at lower multiples of earnings per share and cash flow per share than the shares of comparable oil and gas exploration and production companies of similar size.

     In September 1996, the Company engaged Goldman Sachs to assist management in developing strategies that would bring the Company's valuation on a cash flow multiple basis more in line with those of similar companies. By letter agreement dated September 26, 1996, Goldman Sachs was engaged to act as the Company's financial advisor in connection with various financial alternatives available to the Company, including the possible acquisition of the assets or stock of, or merger, consolidation or other business combination with, another company, or the sale of all or a portion of the assets or stock of the Company. Goldman Sachs also agreed to render an opinion as to the fairness of the financial consideration to be received by the Company or its shareholders in connection with any transaction involving the sale of the Company. After consulting with Goldman Sachs, management of the Company decided to explore a possible merger or business combination with a select group of candidates.

     In October 1996, a number of potential candidates identified by Goldman Sachs and management and approved by the Company were contacted by Goldman Sachs to solicit indications of interest in a possible merger or other transaction with the Company. Of those companies contacted, ten expressed interest and were provided with confidential evaluation material regarding the Company and were requested to submit preliminary proposals to Goldman Sachs on behalf of the Company. Two preliminary proposals were submitted, both of which were subject to the completion of due diligence reviews of the Company. One of the proposals was submitted by TPG and the other by an oil and gas company. The latter's proposal contemplated a merger of the Company and the oil and gas company into a new corporation to be formed in exchange for cash and stock in the new corporation. TPG's preliminary proposal contemplated the acquisition of the Company's outstanding shares for cash in a leveraged buyout, subject to financing and to the negotiation of non-competition agreements with Messrs. Belden and Mardick and employment agreements with Messrs. Clements and Huff. On February 14, 1997, TPG submitted a proposed merger agreement.

     On February 20, 1997, the Board of Directors met with its financial and legal advisors to consider developments with respect to the effort commenced in October 1996. The potential transaction candidates contacted by Goldman Sachs on behalf of the Company and the candidates who indicated an interest were identified, and the terms of the TPG proposal and the other proposal were reviewed. Following a discussion regarding the terms and conditions of the TPG proposal, Goldman Sachs was directed to continue discussions with TPG. At that meeting, a special committee of outside directors consisting of George M. Smart, Paul R. Bishop, Theodore V. Boyd, Gary R. Petersen and Raymond D. Saunders (the "Special Committee") was appointed to evaluate and make recommendations to the full Board of Directors regarding a possible transaction with TPG.

     Following this meeting, the Company's legal counsel and Goldman Sachs conducted negotiations with TPG in an attempt to improve the terms and conditions of TPG's preliminary proposal, and TPG continued to conduct its due diligence review of the Company.

     At meetings of the Special Committee on February 28, 1997 and March 8, 1997, the Company's legal counsel and Goldman Sachs updated the members of the Special Committee on the status of the negotiations with TPG, reviewed with the members revised drafts of the proposed merger agreement and obtained the views of the Special Committee with respect to its position on certain unresolved issues. At the latter meeting, the Special Committee also reviewed the Company's internal financial projections through the year 2002 prepared by senior management for the purpose of determining what levels of shareholder value might be achieved in future years if the Company did not effect the proposed transaction with TPG.

     Between March 8 and March 19, discussions and negotiations with TPG continued regarding due diligence results, price, conditions to closing and other terms.

     On March 19, 1997, TPG informed Goldman Sachs that TPG had completed its due diligence review of the Company and was prepared to offer $27.00 per share, provided that the other terms of the merger agreement could be agreed upon.

     On March 26, 1997, the Special Committee met to consider the proposed transaction. Following an update on the progress of the negotiations, the Company's legal counsel outlined the terms of the most recent draft merger agreement submitted by TPG and the remaining unresolved issues. The Special Committee discussed the terms of the proposed transaction and the assessments of Goldman Sachs and legal counsel as to the financial and legal aspects of the proposed transaction. Goldman Sachs was directed to request TPG to submit a signed merger agreement containing TPG's best and final offer. Immediately following the meeting of the Special Committee, a meeting of the Board of Directors was convened. The Board of Directors received substantially the same presentations from legal counsel and Goldman Sachs as had been made to the Special Committee.

     On March 27, 1997, TPG submitted a revised Merger Agreement executed by TPG. Later that day, the Board of Directors met with its legal counsel and Goldman Sachs to consider whether to approve the proposed transaction with TPG on the terms set forth in the Merger Agreement. The Board of Directors reviewed the terms of the transaction set forth in the Merger Agreement and the result of negotiations with respect to various issues. Goldman Sachs presented certain financial and other analysis and rendered its opinion that as of March 27, 1997, the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement was fair to such holders. The Board of Directors then reviewed the terms of several agreements ancillary to the Merger Agreement, including the Non-Competition Agreements and Voting Agreements of Henry S. Belden IV and Max L. Mardick which they negotiated directly with TPG. After discussion and after receiving the Special Committee's recommendation, the Board of Directors unanimously approved the Merger Agreement and determined to recommend its adoption by the shareholders of the Company. The Board of Directors, by unanimous vote, also approved the ancillary agreements, including the Non-Competition and Voting Agreements of Messrs. Belden and Mardick.

     Following the meeting, the Merger Agreement was executed by the Company. On the morning of Monday, March 31, 1997, the transaction was publicly announced.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

     In the course of reaching its decision to approve the Merger Agreement, the Board of Directors considered a number of factors, including:

          (a) The substantial premium over the market price of the Company's stock at the time the Merger Agreement was submitted. Based on the market price of the Shares on March 27, 1997, the last trading day before the Merger Agreement was publicly announced, the Company's shareholders would receive a premium of approximately 30% over the closing sale price of the Shares of $20.75.

          (b) The opinion of Goldman Sachs that the $27.00 per Share in cash to be received by the Company's shareholders pursuant to the Merger Agreement is fair to such shareholders.

          (c) The Company's prospects and the likelihood of, and the probable period of time required for, the Company to achieve for its shareholders, if it remained independent or pursued other alternatives, a level of value equal to the value achieved for them by the Merger.

          (d) The stated intention of TPG as expressed in the Merger Agreement to maintain the Company's corporate headquarters in the greater Canton, Ohio area and to preserve substantially intact the Company's business organization and employee work force.

     All the factors listed above were considered as a whole by the Board of Directors in reaching its decision, and it is impractical to assign relative weights to the factors considered.

     The Board of Directors believes that the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its shareholders and recommends that the shareholders vote FOR adoption of the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

     On March 27, 1997, Goldman Sachs rendered its opinion to the Board of Directors of Belden & Blake that, as of the date of such opinion, the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement is fair to such holders. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its opinion dated as of the date of this Proxy Statement, which is attached hereto as Annex II.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED AS OF THE DATE OF THIS PROXY STATEMENT, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF BELDEN & BLAKE ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) this Proxy Statement; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Belden & Blake for the five years ended December 31, 1996; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q; (v) certain other communications from Belden & Blake to its shareholders; and (vi) certain internal financial analyses and forecasts for Belden & Blake prepared by its management. Goldman Sachs also held discussions with members of the senior management of Belden & Blake regarding the past and current business operations, financial condition, and future prospects of Belden & Blake. Goldman Sachs reviewed certain information provided by Belden & Blake relating to Belden & Blake's oil and gas reserves, including year-end reserve reports prepared by independent petroleum engineers for Belden & Blake and have discussed the reserve information with the senior management of Belden & Blake. In addition, Goldman Sachs reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for Belden & Blake with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Belden & Blake or any of its subsidiaries and, except for the reserve information referred to above, Goldman Sachs has not been furnished with any such evaluation or appraisal. With respect to such reserve information, Goldman Sachs is not an expert in the evaluation of oil and gas properties and, with the consent of Belden & Blake, has relied without independent verification solely upon the reserve reports and internal estimates prepared by the independent petroleum engineers and management of Belden & Blake. Goldman Sachs' opinion is based upon the economic and market conditions existing on the date thereof. Goldman Sachs' advisory services and opinion are provided for the information and assistance of the Board of Directors of Belden & Blake in connection with its consideration of the transaction contemplated by the Merger Agreement.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion dated March 27, 1997 to Belden & Blake's Board of Directors. Goldman Sachs used substantially the same analyses in rendering its opinion dated as of the date hereof.

          (i) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Belden & Blake to corresponding financial information, ratios and public market multiples for five publicly-traded corporations in Belden & Blake's peer group: Cabot Oil & Gas, Cross Timbers Oil, Devon Energy, Lomak Petroleum and Vintage Petroleum (the "Peer Group Companies") and for ten additional publicly-traded corporations: Apache Corporation, Barrett Resources, Belco Oil & Gas, Forcenergy, Louisiana Land & Exploration, Newfield Exploration, Noble Affiliates, Pogo Producing, United Meridian Corp. and Union Pacific Resources (the "Additional Companies" and together with the Peer Group Companies, the "Selected Companies"). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Belden & Blake were calculated using a price of $21.25 per Share, the closing price of the Shares on the National Association of Securities Dealers Automated Quotation system on March 25, 1997. The multiples and ratios for Belden & Blake were based on information provided by Belden & Blake's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered price/discretionary cash flow ("DCF") (i.e. net income plus depreciation, amortization, deferred taxes and any other non-cash items) ratios for 1996 and estimated 1997 calendar years, price/earnings ratios for 1996 and estimated 1997 calendar years, enterprise value (i.e. equity market capitalization plus estimated market value of debt less cash) as a multiple of unlevered DCF for 1996 and estimated 1997 calendar years. Price/earnings ratios and DCF were based on Goldman Sachs research estimates except for Belden & Blake, whose projections were based on information provided by Belden & Blake's management, and Lomak Petroleum, whose projections were based on median estimates of the Institutional Brokers Estimated Service ("IBES"). Goldman Sachs' analysis of the Selected Companies indicated price/DCF ratios, which for the Selected Companies ranged from 4.2x to 10.9x for calendar year 1996 and 4.2x to 7.5x for estimated calendar year 1997 compared to 4.3x and 3.9x, respectively, for Belden & Blake; price/earnings ratios, which ranged from 13.2x to 46.1x for calendar year 1996 and 10.5x to 23.8x for estimated calendar year 1997 compared to 15.8x and 15.8x, respectively, for Belden & Blake and enterprise value/unlevered DCF ratios, which ranged from 5.0x to 13.0x for calendar year 1996 and 4.2x to 7.9x for estimated calendar year 1997, compared to 5.1x and 4.7x, respectively, for Belden & Blake.

          (ii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the exploration and production ("E&P") industry since 1994 (the "E&P Transactions"). Such analysis indicated that for the E&P Transactions: (i) price as a multiple of latest twelve months ("LTM") DCF ranged from 4.2x to 10.2x, (ii) the barrels of oil equivalent ("BOE") value ranged from $2.95 to $8.13 and
     (iii) the thousands of cubic feet of gas equivalent ("Mcfe") value ranged from $0.49 to $1.32. Goldman Sachs also analyzed certain information relating to selected transactions in the Appalachian region since 1995 (the "Appalachian Transactions"). Such analysis indicated that for the Appalachian Transactions (i) the implied reserve value ranged from $1.40 per BOE to $4.40 per BOE, as compared to $6.36 per BOE for Belden & Blake and (ii) the implied reserve value ranged from $0.23 per Mcfe to $0.73 per Mcfe, as compared to $1.06 per Mcfe for Belden & Blake.

          (iii) Net Asset Value Analysis. Goldman Sachs performed a net asset value analysis using Belden & Blake's reserve report and assumed probable reserves worth 10% of proved reserves. Goldman Sachs calculated Belden & Blake's gas gathering and marketing and oilfield sales and services values for the calendar year 1996 based on EBITDA multiples ranging from 4.0x to 6.0x. Goldman Sachs also performed a sensitivity analysis on the proved reserves at discount rates ranging from 8% to 16% and annual price escalators of 0% and 3.75% to validate the values assigned per Mcfe and BOE of proved reserves. Using Belden & Blake's total value of E&P assets, gas gathering and marketing and oilfield sales and services values in the year 1996 based on multiples ranging from 4.0x EBITDA to 6.0x EBITDA, and working capital, paid-in capital from options and warrants exercised and long-term debt at December 31, 1996, the asset value per share ranged from $15.40 to $28.81 (based on 12.39 million shares outstanding).

          (iv) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using Belden & Blake's reserve report, assumed probable reserves worth 10% of proved reserves and an assumed 3.75% annual price escalation from Belden & Blake's provided base prices. Goldman Sachs calculated a net present value of cash flows from proved reserves for the year 1996 using a 10% discount rate. Goldman Sachs calculated Belden & Blake's gas gathering and marketing and oilfield sales and services values in the year 1996 based on EBITDA multiples ranging from 4.0x to 6.0x. Using Belden & Blake's total value of E&P assets, gas gathering and marketing and oilfield sales and services values in the year 1996 based on multiples ranging from 4.0x EBITDA to 6.0x EBITDA, and working capital, paid-in capital from options and warrants exercised and long-term debt at December 31, 1996, the asset value per share ranged from $25.44 to $26.86 (based on 12.39 million shares outstanding). Goldman Sachs also performed a discounted cash flow analysis to demonstrate per share value sensitivities to varying price decks and discount rates using Belden & Blake's reserve report, assuming (i) probable reserves are worth 10% of proved reserves,
     (ii) gas gathering and marketing are worth $32 million, (iii) oilfield sales and services are worth $12 million and (iv) net financial liabilities are worth $67 million. Goldman Sachs calculated per share values for the year 1996 using a discount rate ranging from 8% to 16% in two scenarios:
     (i) assuming prices are held flat to Belden & Blake's provided prices (the "Low Case") and (ii) assuming prices grow at an annual 3.75% rate from Belden & Blake's provided prices (the "Base Case"). The implied per share values in the Low Case ranged from $14.06 to $19.28 and the implied per share values in the Base Case ranged from $19.24 to $29.57.

          (v) Analysis at Various Prices. Goldman Sachs performed an analysis at various prices. Such analysis considered the multiples of equity value/cash flow for the 1996 calendar year and estimated 1997 calendar year, enterprise value/unlevered cash flow for estimated 1997 calendar year, the value of proved reserves as of December 31, 1995 and December 31, 1996 and the SEC 10 value for December 31, 1995. The analysis demonstrated that at a price per Share of $27.00, the equity value/cash flow multiples for 1996 calendar year and estimated 1997 calendar year were 6.1x and 5.5x, respectively, for Belden & Blake compared to a range of 4.2x to 7.0x and 4.2x to 5.5x, respectively, for the Peer Group Companies and a range of 4.2 to 10.9x and 4.2x to 7.5x, respectively for the Additional Companies based on stock prices on March 25, 1997; the enterprise value as a multiple of unlevered cash flow for estimated calendar year 1997 was 6.1x, as compared to a range of 5.6x to 6.4x for the Peer Group Companies and a range of 4.2x to 7.9x for the Additional Companies based on stock prices on March 25, 1997; the value per Mcfe of the proved reserves as of December 31, 1995 was $1.32 for Belden & Blake, compared to a range of $0.65 to $1.61 for the Peer Group Companies and a range of $1.39 to $2.68 for the Additional Companies based on stock prices on March 25, 1997 and the value per Mcfe of the proved reserves as of December 31, 1996 was $1.06 for Belden & Blake, compared to a range of $0.23 to $0.73 for the Appalachian Transactions; and the SEC 10 value was 194% for calendar year 1995 for Belden & Blake, compared to a range of 91% to 272% for the Peer Group Companies and a range of 136% to 288% for the Additional Companies.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses.

     No company or transaction used in the above analyses as a comparison is directly comparable to Belden & Blake or TPG (except for Belden & Blake itself) or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Belden & Blake Board of Directors as to the fairness of $27.00 per Share in cash to be received by the holders of Shares pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Belden & Blake, TPG, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of Belden & Blake was one of many factors taken into consideration by the Belden & Blake Board of Directors in making its determination to approve the Merger Agreement. Goldman Sachs' opinion was provided to the Belden & Blake Board of Directors for the information and assistance of the Belden & Blake Board of Directors in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect thereto. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex II hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Belden & Blake selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Belden & Blake having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to certain affiliates of TPG from time to time and may provide investment banking services to TPG and its affiliates in the future.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Belden & Blake and/or TPG for its own account and for the account of customers.

     Pursuant to a letter agreement dated September 26, 1996 (the "Engagement Letter"), Belden & Blake engaged Goldman Sachs to act as its financial advisor in connection with, among other things, the Merger. Pursuant to the terms of the Engagement Letter, Belden & Blake has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee based on 0.875% of the aggregate consideration paid in the Merger. Belden & Blake has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

                               SECURITY OWNERSHIP

     The following table sets forth information as of May 16, 1997 with respect to each person known to the Company to be beneficial owners of more than five percent of any class of the Company's outstanding voting securities.

TITLE OF CLASS       NAME AND ADDRESS        NUMBER OF SHARES     PERCENT OF CLASS
--------------     ---------------------     ----------------     ----------------
Common Stock       Henry S. Belden IV             867,656(1)            7.65%
                   5200 Stoneham Road
                   North Canton, Ohio
Common Stock       Fidelity Management &          728,900(2)            6.43%
                   Research Company
                   82 Devonshire Street
                   Boston, Massachusetts

---------------

(1) Includes 69,750 shares subject to options exercisable within 60 days. Mr. Belden has sole voting and investment power with respect to the shares listed.

(2) Has sole investment power but no voting power with respect to the shares listed.

     The following table sets forth information as of May 16, 1997 with respect to the shares of common stock of the Company beneficially owned by each director, the chief executive officer and the four other most highly compensated executive officers and all directors and executive officers as a group.

                           NAME                         NUMBER OF SHARES(1)(2)    PERCENT OF CLASS
    --------------------------------------------------  ----------------------    ----------------
    Henry S. Belden IV................................           867,656                 7.65%
    Paul R. Bishop....................................             4,080                    *
    Theodore V. Boyd..................................             7,035                    *
    Ronald E. Huff....................................            47,078                    *
    Max L. Mardick....................................            63,299(3)                 *
    Gary R. Petersen..................................             6,980                    *
    David P. Quint....................................             5,666                    *
    Raymond D. Saunders...............................             6,808(3)                 *
    George M. Smart...................................             8,720                    *
    Ronald L. Clements................................            30,582                    *
    Joseph M. Vitale..................................            42,199(3)                 *
    All of the above and other executive officers as a
      group (19 persons)..............................         1,185,612                10.46%

---------------

  * Less than 1%

(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) Includes shares subject to options exercisable within 60 days by Mr. Belden as to 69,750 shares, Mr. Mardick as to 41,250 shares, Mr. Huff as to 31,250 shares, Mr. Vitale as to 31,250 shares, Mr. Clements as to 16,250 shares, Messrs. Boyd, Petersen, Saunders and Smart as to 5,980 shares, Mr. Bishop as to 3,980 shares and Mr. Quint as to 666 shares.

(3) Includes shares owned by the wives and/or children of Mr. Mardick as to 9,163 shares, Mr. Saunders as to 828 shares and Mr. Vitale as to 18 shares and as to which each disclaims beneficial ownership.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The executive officers and directors of the Company have certain interests in the Merger as a result of certain employment agreements, non-competition agreements, severance agreements and severance plans, some of which contain provisions that provide for payments in certain circumstances following a "change in control" of the Company. Under these agreements and plans that do contain such a provision, a change in control either (i) has occurred as a result of the filing by the Company of a Form 8-K with the SEC which disclosed the execution and delivery of the Merger Agreement, or (ii) will occur at the Effective Time.

     Employment Agreements. Ronald L. Clements and Ronald E. Huff each entered into agreements in principle with TPG dated March 27, 1997 (the "Employment Agreements") providing for their employment as Chief Executive Officer and President, respectively, of the Company following consummation of the Merger. The Employment Agreements provide for an annual base salary of not less than $300,000 payable to Mr. Clements and $250,000 payable to Mr. Huff. Messrs. Clements and Huff will each be entitled to earn an annual bonus of up to 50% of his annual base salary based on the attainment of certain goals to be set by the Company's Board of Directors. Each of Messrs. Clements and Huff has agreed to continue to hold, and not surrender, certain stock options previously granted to him under the Company's Stock Option Plan, thereby foregoing the right to receive $334,220 each in cash upon the surrender of such options. The Employment Agreements provide for the granting to each of Messrs. Clements and Huff of additional options to purchase shares of common stock of the Company constituting 1.25% of the outstanding common stock (on a fully-diluted basis) at an option price of $27.00 per share. The options will vest over a four year period, with one-fourth (1/4) vesting one year after the date of grant and the balance at the rate of one-twelfth (1/12) at the end of each quarter thereafter during the continuation of employment with the Company.

     The Employment Agreements provide that Messrs. Clements and Huff will be entitled to employee welfare and retirement benefits substantially comparable to those presently provided by the Company and to any other employee benefits later made available to senior executive management of the Company.

     The Employment Agreements further provide that the existing Severance Agreements that Messrs. Clements and Huff have with the Company will remain in force and upon the expiration thereof will be replaced by new severance agreements providing substantially the same benefits. See "Interests of Certain Persons in the Merger -- Severance Agreements."

     Non-Competition Agreements. Henry S. Belden IV and Max L. Mardick have each entered into non-competition agreements with the Company dated March 27, 1997 (the "Non-Competition Agreements"), which shall become effective contemporaneously with, and only upon, consummation of the Merger. Pursuant to the terms of the Non-Competition Agreements, Messrs. Belden and Mardick have each agreed, for a period of three (3) years from the Effective Time, that he will not, in any county in the United States in which the Company does business, directly or indirectly, either for himself or as a member of a partnership or as a stockholder, investor, agent, associate or consultant engage in any business in which the Company is engaged immediately prior to the Effective Time. Messrs. Belden & Mardick have each further agreed that he will not, directly or indirectly, make any misleading or untrue statement that disparages or would have the effect of disparaging the Company or any of its affiliates or employees or of adversely affecting the reputation, business or credit rating of the Company or any of its affiliates or employees, and that, for a period of three years from the Effective Time, he will not, directly or indirectly, interfere with, or take any action that would have the effect of interfering with, the contractual and other relationships between the Company or any of its affiliates and any of its or their employees, customers or suppliers. In consideration of such agreements, Mr. Belden will receive $2,400,616.44 and Mr. Mardick will receive $983,711.16 in each case payable in 36 monthly installments.

     The Company's current employment contract with Mr. Belden and severance agreement with Mr. Mardick will be canceled upon consummation of the Merger.

     Severance Agreements. The Company has severance agreements dated October 25, 1996 (the "Severance Agreements") with Max L. Mardick, Ronald L. Clements, Ronald E. Huff, Joseph M. Vitale, Leo A. Schrider, Dennis D. Belden, Charles P. Faber, Tommy L. Knowles, Donald A. Rutishauser and Dean A. Swift, all of whom are executive officers, as well as certain other management personnel, which entitle each of them to receive severance benefits in the event of the termination of his employment by the Company other than for "cause" (as defined therein) or his resignation in response to a reduction in responsibilities, authority, position or compensation or the relocation of his place of work (and, in the case of Mr. Mardick, his resignation in response to a change in control) within two years (or, in the case of Messrs. Mardick, Clements, Huff and Vitale, three years) following a change in control (the "Severance Period"). The Merger constitutes a change in control under such agreements.

     If an officer becomes entitled to receive severance benefits under a Severance Agreement upon such termination of employment within the Severance Period, the Company is obligated to make a lump sum severance payment equal to 200% (or, in the case of Messrs. Mardick, Clements, Huff and Vitale, 300%) of the sum of (i) his respective annual base salary at the highest rate in effect for any period prior to his termination of employment, plus (ii) his highest annual bonus and incentive compensation during the three year period preceding the Merger. In addition, each of them would be entitled to receive an additional payment (the "gross up") sufficient to cover any tax imposed by Section 4999 of the Internal Revenue Code (the "Code") on the severance payments or other payments, including the gross up, considered "contingent on a change in ownership or control" of the Company within the meaning of Section 280G of the Code. The Company will also continue to provide medical benefits, long-term disability benefits, and group term life insurance benefits for 36 months, will continue the officer in all retirement plans for the 36 month period, and will pay or reimburse him for out placement services. Certain of these benefits may be reduced if the officer accepts other employment.

     As previously indicated, Mr. Mardick's Severance Agreement will be canceled, and the Company will be released from all obligations thereunder, upon consummation of the Merger.

     Severance Plan. Under the Company's Severance Pay Plan for Key Employees (the "Severance Plan") certain other key employees are entitled to receive severance benefits if, within two years following a change in control, their employment is terminated by the Company other than for "cause" (as defined therein) or by the employee following a change in his office or position, a reduction in his base salary or in the opportunity to earn incentive compensation, a substantial reduction in his responsibilities, powers, functions or duties or the relocation of his place of work. The Merger constitutes a change in control under the Severance Plan.

     The amount of severance benefits payable under the Severance Plan is a sum equal to the employee's annual base salary at the rate in effect immediately prior to the change in control (or, if higher, at the rate in effect immediately prior to the termination of his employment), plus the higher of (i) the average amount of his incentive compensation awards for the three calendar years immediately preceding the termination of his employment or (ii) the amount of his most recent incentive compensation award.

     Stock Option Plans. The following table sets forth, for each executive officer of the Company as of May 16, 1997: (a) the number of shares of common stock of the Company subject to options held by the executive officer under the Company's Stock Option Plan, and (b) the per share price or range of prices at which those options are exercisable:

                                                                                     PER SHARE
                                                            NUMBER OF SHARES     EXERCISE PRICE OR
                            NAME                           SUBJECT TO OPTIONS     RANGE OF PRICES
    -----------------------------------------------------  ------------------    -----------------
    Henry S. Belden IV...................................        148,000          $10.00 -$21.00
    Max L. Mardick.......................................         90,000          $10.00 -$21.00
    Ronald E. Huff.......................................         70,000          $10.00 -$21.00
    Joseph M. Vitale.....................................         70,000          $10.00 -$21.00
    Ronald L. Clements...................................         55,000          $12.375-$21.00
    Leo A. Schrider......................................         35,000          $12.375-$21.00
    Dennis D. Belden.....................................         35,000          $12.375-$21.00
    Charles P. Faber.....................................         35,000          $12.375-$21.00
    Tommy L. Knowles.....................................         20,000          $17.50 -$21.00
    Donald A. Rutishauser................................         35,000          $12.375-$21.00
    Dean A. Swift........................................         35,000          $12.375-$21.00

     The following sets forth, for each director of the Company who is not an executive officer as of May 16, 1997: (a) the number of shares of common stock of the Company subject to options under the Company's Non-Employee Director Stock Option Plan, and (b) the per share price or range of prices at which those options are exercisable: Paul R. Bishop -- 6,000 shares at $12.375 to $20.50 per share; Theodore V. Boyd -- 8,000 shares at $10.00 to $20.50 per share; Gary R. Petersen -- 8,000 shares at $10.00 to $20.50 per share; David P. Quint -- 2,000 shares at $20.50 per share; Raymond D. Saunders -- 8,000 shares at $10.00 to $20.50 per share; and George M. Smart -- 8,000 shares at $10.00 to $20.50 per share.

     The Merger Agreement obligates the Company to use its commercially reasonable best efforts to obtain prior to the Effective Time from the holders of outstanding stock options under the Company's stock option plans (other than certain options held by Messrs. Clements, Huff, Henry S. Belden IV and Mardick) the surrender or agreement to surrender such options, whether or not exercisable, in consideration of the payment of an amount in cash equal to the excess of the Per Share Amount over the per share exercise price of such options, multiplied by the number of shares subject to the options.

                            BUSINESS OF THE COMPANY

     The Company is primarily engaged in producing oil and natural gas, acquiring and enhancing the economic performance of producing oil and gas properties, exploring for and developing oil and natural gas reserves and gathering and marketing natural gas. Until 1995, the Company conducted business exclusively in the Appalachian Basin where it has operated since 1942 through several predecessor entities. The Company is one of the largest exploration and production companies operating in the Appalachian Basin in terms of reserves, acreage held and wells operated. In early 1995, the Company commenced operations in the Michigan Basin through the acquisition of Ward Lake Drilling, Inc., an exploration and production company which owns and operates oil and gas properties in Michigan's lower peninsula. In 1996, the Company entered the Illinois Basin by acquiring the Shrewsbury Field in northwestern Kentucky.

     At December 31, 1996, the Company owned interests in 7,721 gross (6,462 net) productive gas and oil wells in Ohio, West Virginia, Pennsylvania, New York, Michigan and Kentucky with proved reserves totaling 288.6 Bcf (billion cubic feet) of gas and 7.4 MMBbl (million barrels) of oil. The estimated future net revenues from these reserves had a present value before income taxes of approximately $356.0 million at December 31, 1996. At that date, the Company held leases on 1,153,800 gross (1,019,100 net) acres, including 565,900 gross (504,800 net) undeveloped acres.

     At December 31, 1996, the Company operated more than 7,600 wells, including wells operated for third parties. The Company owned and operated approximately 2,760 miles of gas gathering systems with access to the commercial and industrial gas markets of the northeastern United States at December 31, 1996. At December 31, 1996, the Company's net production was approximately 72 MMcf (million cubic feet) of gas and 1,850 Bbls (barrels) of oil per day. At that date, the Company was marketing approximately 137 MMcf of gas per day, consisting of its own production and gas purchased from third parties.

     The Company has grown principally through the acquisition of producing properties and related gas gathering facilities and exploration and development of its own acreage. From its formation in 1992 through December 31, 1996, the Company has acquired for $129.4 million producing properties with 192.9 Bcfe (billion cubic feet of natural gas equivalent) of proved developed reserves at an average cost of $.67 per Mcfe (thousand cubic feet of natural gas equivalent) and spent $19.9 million to acquire and develop additional gas gathering facilities. During the period from 1992 through 1996, the Company drilled 547 gross (409.9 net) wells at an aggregate cost of approximately $74.6 million for the net wells. This drilling added 82.2 Bcfe to the Company's proved reserves.

     The Company maintains its corporate offices at 5200 Stoneham Road, North Canton, Ohio 44720. Its telephone number at that location is (330) 499-1660.

                           BELDEN & BLAKE CORPORATION

                            SELECTED FINANCIAL DATA

                                                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                      1992(1)        1993         1994         1995         1996
                                      --------     --------     --------     --------     --------
                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATIONS
  Revenues..........................  $ 52,550     $ 72,874     $ 79,365     $110,067     $153,235
  Depreciation, depletion and
     amortization...................     4,853        9,693       11,886       19,717       29,752
  Income from continuing
     operations.....................     1,139        3,265        4,180        6,260       15,194
  Income from continuing operations
     per common share...............      0.48         0.55         0.57         0.69         1.34
  Preferred dividends paid..........        --          180          180          180          180
BALANCE SHEET DATA
  Working capital...................     1,465       28,850       13,612       17,359       22,110
  Oil and gas properties and
     gathering systems, net.........    82,751       86,192      106,710      211,142      216,468
  Total assets......................   102,253      135,174      148,173      297,298      303,763
  Long-term liabilities, less
     current portion................    59,311       43,516       47,858      110,523       97,642
  Preferred stock...................     2,400        2,400        2,400        2,400        2,400
  Total shareholders' equity........    29,023       76,857       81,142      142,291      158,918

---------------

(1) Operating data for the period prior to March 31, 1992 are for a group of companies and assets owned by Henry S. Belden IV (the "Belden Interests"), the acquisition of which was accounted for in a manner similar to a pooling of interests.

              CERTAIN INFORMATION REGARDING TPG PARTNERS II, L.P.

     TPG Partners II, L.P. ("TPG") is a newly-formed Delaware limited partnership organized to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. TPG together with two affiliated partnerships currently have aggregate committed equity capital of over $2 billion.

     The principals of TPG, David Bonderman, James G. Coulter and William S. Price, also serve as the principals of TPG Partners, L.P., an investment partnership formed in 1993, with over $700 million of invested equity capital. Principal investments made by TPG Partners, L.P. include America West Airlines, Allied Waste Industries, Beringer Wine Estates, Favorite Brands International, Denbury Resources, Del Monte, Ducati Motor, Paradyne and Virgin Cinemas. In addition, the principals of TPG and TPG Partners, L.P. led the $9 billion reorganization of Continental Airlines in 1993.

     TPG maintains its principal offices at 600 California Street, Suite 1850, San Francisco, California 94108-2704. Its telephone number at that location is
(415) 616-0400.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP is the independent auditor for the Company. A representative of Ernst & Young LLP is expected to be present at the Special Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions at the meeting.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of this 27th day of March, 1997, (this "Agreement"), among TPG Partners II, L.P., a Delaware limited partnership ("Parent"), BB Merger Corp., an Ohio corporation and a wholly owned subsidiary of Parent ("Sub"), and Belden & Blake Corporation, an Ohio corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the General Partner of Parent and the respective boards of directors of Sub and the Company have each determined that it is in the best interests of their respective partners and stockholders, as applicable, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, to complete such acquisition, the boards of directors or general partner, as applicable, of Parent, Sub and the Company have each approved the merger (the "Merger") of Sub with and into the Company in accordance with the Ohio General Corporation Law ("Ohio Law"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, without par value, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") not owned directly or indirectly by Parent or the Company, except holders of Dissenting Shares (as hereinafter defined), will be converted into the right to receive $27 per Share (such amount, or any greater amount per Share paid pursuant to the Merger, being hereinafter referred to as the "Per Share Amount");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement, certain holders of shares of Company Common Stock are entering into a Voting Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which such holders have agreed, among other things, to vote all shares of Company Common Stock owned by such shareholders in favor of the Merger and any other matter that requires a shareholder vote in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Ohio Law, at the Effective Time (as defined below) Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Ohio, in such form as is required by, and executed in accordance with the relevant provisions of, Ohio Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Black, McCuskey, Souers & Arbaugh, 1000 United Bank Plaza, Canton, Ohio 44702-2116, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI.

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Articles of Incorporation; Regulations. (a) At the Effective Time the articles of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation except that the name of the corporation specified in such articles of incorporation shall be changed to Belden & Blake Corporation. Such articles of incorporation shall be in the form attached hereto as Exhibit B.

          (b) The regulations of Sub, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such regulations. Such regulations shall be in the form attached as Exhibit C.

     SECTION 1.05. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the articles of incorporation and regulations of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and regulations of the Surviving Corporation.

     SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.06(b) and any Dissenting Shares (as defined below)) shall be cancelled and converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable to the holder of such Share, upon surrender, in the manner provided in Section 1.08, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of the Company and each Share owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 1.07. Dissenting Shares. Any contrary provision of this Agreement notwithstanding, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing shall be deemed not cancelled and converted into the right to receive the Merger Consideration as provided in
Section 1.06(a) if the holder of such Shares properly demands in writing the fair cash value for such Shares in accordance with Section 1701.85 of Ohio Law (collectively, the "Dissenting Shares"). Such stockholders shall be entitled to receive payment of the fair cash value of such Shares held by them in accordance with the provisions of such Section 1701.85, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the fair cash value of such Shares under such Section 1701.85 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.08, of the certificate or certificates that formerly evidenced such Shares.

     SECTION 1.08. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent and Sub shall designate a bank or trust company to act as agent, which agent shall be reasonably acceptable to the Company (the "Paying Agent"), for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.06(a), and Sub or Parent shall deposit such funds with the Paying Agent at or prior to the Effective Time. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 1.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time following the eighteenth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Sub that:

     SECTION 2.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Section 2.01 of the disclosure schedule (the "Company Disclosure Schedule") sets forth a list of the Company's Subsidiaries. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except as would not have a Material Adverse Effect. When used in this Agreement, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the assets, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole. The Company has made available to Parent a complete and correct copy of the articles of incorporation and regulations of the Company and each Subsidiary.

     SECTION 2.02. Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 Shares, of which 11,268,879 Shares are issued and outstanding as of the date hereof, and (ii) 8,000,000 shares of Preferred Stock, no par value ("Company Preferred Stock"), of which 24,000 shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. As of the date hereof, 802,563 Shares are reserved for future issuance upon the exercise of presently outstanding stock options granted pursuant to the Stock Option Plans. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company or another Subsidiary free and clear of all liens, claims, options, charges and other encumbrances of any nature. Except as set forth in this
Section 2.02, and except for $5.55 million of convertible subordinated debentures (the "Debentures"), which at present may be converted into 275,434 Shares, and except for the Voting Agreements, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company or any Subsidiary is a party, obligating the Company or any Subsidiary to issue, sell, repurchase, redeem or otherwise acquire any shares of capital stock of or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting of the capital stock of the Company, except for the Belden & Blake Corporation Employees 401(k) Profit Sharing Plan.

     SECTION 2.03. Authority Relative to this Agreement; Approval. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (the Merger and such other transactions being herein referred to collectively as the "Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized and approved by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, adoption of this Agreement by the stockholders of the Company in accordance with Section 1701.78 of Ohio Law and the articles of incorporation of the Company and the filing and recordation of appropriate merger documents as required by Ohio Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

     SECTION 2.04. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.04(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of incorporation or regulations or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Ohio Law and filings required for foreign qualification purposes.

     SECTION 2.05. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 (the "SEC Reports"), all of which (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated therein or in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments).

     SECTION 2.06. Absence of Certain Changes or Events. Since September 30, 1996, except as contemplated by this Agreement or disclosed in Section 2.06 of the Company Disclosure Schedule or in any SEC Report filed since September 30, 1996, and prior to the date of this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course, and neither the Company nor any Subsidiary has suffered a Material Adverse Effect and none of the following has occurred:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company except regular quarterly dividends on the Preferred Stock, or any repurchase, redemption or other acquisition by the Company or any Subsidiary or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (b) any incurrence, assumption or guarantee by the Company or any Subsidiary of any material indebtedness for borrowed money (other than borrowings under the Company's existing bank credit facilities) or any creation or assumption by the Company or any Subsidiary of any lien on any material asset other than in the ordinary course of business consistent with past practices;

          (c) any making of any loan, advance or capital contributions to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) any increase in excess of $50,000 in the aggregate in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

     SECTION 2.07. Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 2.07 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign ("Governmental Entity"), which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary having, or reasonably likely to have, a Material Adverse Effect.

     SECTION 2.08. Employee Benefit Plans. (a) Section 2.08(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (including, without limitation, oral and informal arrangements) whether legally enforceable or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any material obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, (ii) any plan in respect of which the Company or any of its Subsidiaries could incur material liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings (including, without limitation, oral and informal arrangements) between the Company or any of its Subsidiaries or any of their respective affiliates and any employee of the Company or any of its Subsidiaries (collectively, the "Plans"). Each Plan is in writing and the Company and each of its Subsidiaries has furnished Parent with a true and complete copy of each Plan and a true and complete copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed in Section 2.08(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has any material obligation or which are maintained, contributed to or sponsored by the Company or any of the Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b) None of the Plans is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Except as set forth in Section 2.08(b) of the Company Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

          (c) Each Plan has been operated in all material respects in accordance with the requirements of all applicable laws, including without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable laws, including, without limitation, ERISA and the Code except where the failure to do so would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has performed the obligations to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action.

          (d) Each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any of its Subsidiaries which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

          (e) Except as disclosed in Section 2.08(e) of the Company Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Except as disclosed in Section 2.08(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has incurred any liability for any excise tax arising under Section 4971, 4972, 4980 or 4980B of the Code and no fact or event exists which could give rise to any such liability. None of the Company or any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the properties or assets of the Company or any of its Subsidiaries is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company or any of its Subsidiaries has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. Except as disclosed in Section 2.08(f) of the Company Disclosure Schedule, all such contributions have been or will be fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental authority and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     SECTION 2.09. Labor Matters. The Company has made available to Parent all collective bargaining or other labor union contracts to which the Company or any Subsidiary is a party and which are applicable to persons employed by the Company or any Subsidiary as of the date hereof. Except as set forth in Section
2.09 of the Company Disclosure Schedule, there are no strikes, slowdowns, work stoppages or lockouts, or, to the knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any Subsidiary.

     SECTION 2.10. Proxy Statement. The Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as defined below) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement") and, if required to be filed, a Rule 13E-3 Transaction Statement on Schedule 13E-3 relating thereto (the "Schedule 13E-3"), will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective representatives which is contained in any of the foregoing documents. The Proxy Statement and the Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 2.11. Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co., which shall be paid a fee in accordance with that certain letter agreement with the Company dated September 26, 1996, is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

     SECTION 2.12. Taxes. The Company and each of its Subsidiaries have filed all United States federal income tax returns and all other tax returns required to be filed by them or any of them (except where the failure to file would not have a Material Adverse Effect), and have paid and discharged all taxes shown therein to be due and there are no other taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which the Company is maintaining reserves in accordance with generally accepted accounting principles. Neither the IRS nor any other taxing authority or agency is now asserting or, to the Company's knowledge, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional taxes other than additional taxes with respect to which the Company is maintaining reserves in accordance with generally accepted accounting principles.

     SECTION 2.13. Title to Property. Except as disclosed in Section 2.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its Subsidiaries lease from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Subsidiary has not taken adequate steps to prevent such a default from occurring).

     SECTION 2.14. Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or Section 2.14 of the Company Disclosure Schedule:

          (a) (i) the Company and each of its Subsidiaries is in substantial compliance with all applicable Federal, state, local and foreign laws and regulations relating to protection of public health, welfare and the environment ("Environmental Laws"), (ii) the Company and each of its Subsidiaries holds all the material permits, licenses and approvals of governmental authorities and agencies necessary for the current use, occupancy or operation of the Company's business under Environmental Laws ("Environmental Permits"), and (iii) the Company and each of its Subsidiaries is in substantial compliance with all its environmental Permits.

          (b) The Company and each of its Subsidiaries has not been notified that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar federal, state, local or foreign law with respect to any owned or leased real property or any other location.

          (c) The Company and each of its Subsidiaries has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with or the cleanup of substances regulated under any applicable Environmental Law.

          (d) None of the Company's or any of its Subsidiaries' owned or leased real property is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through January 31, 1997, or any similar state list of sites requiring investigation or cleanup.

          (e) To the knowledge of the Company, there are no circumstances that could give rise to material liabilities under Superfund RCRA or similar statutes including liabilities relating to remediation or natural resources damages arising from on-site or off-site conditions.

     SECTION 2.15. No Undisclosed Material Liabilities. Except as previously disclosed to Sub in writing, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

             (i) liabilities disclosed or provided for in the SEC Reports filed prior to the date of this Agreement; and

             (ii) liabilities incurred in the ordinary course of business since the end of the period covered by the most recent SEC Report filed prior to the date of this Agreement, which individually or in the aggregate would not have a Material Adverse Effect.

     SECTION 2.16. Board Approval; Fairness. (a) The Board of Directors of the Company, at a meeting duly called and held on March 27, 1997, has (i) approved and adopted this Agreement and the Transactions including the Merger and (ii) recommended that the stockholders of the Company approve the Merger and adopt this Agreement and Transactions; provided, however, that such recommendation of the Board may be withdrawn, modified or amended by the Board at any time if, in the good faith opinion of the Board after consultation with counsel, such recommendation would be inconsistent with its fiduciary duties under applicable law (collectively, "Fiduciary Duty").

          (b) The Company further represents that Goldman Sachs & Co. has delivered to the Board its oral opinion, to be promptly followed up in writing, to the effect that, as of the date of the opinion, the cash consideration to be received by the holders of Shares in the Transactions contemplated by this Agreement is fair to such holders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent and Sub, it being understood and acknowledged that such opinion has been rendered for purposes of advising the Board of Directors of the Company and may not be relied upon by Parent, Sub, their affiliates or respective stockholders.

          (c) The Board of Directors of the Company has approved, for the purposes of Chapter 1704 of Ohio Law, (a) the grant of the option contemplated by the Voting Agreement and any acquisition of Shares by Sub pursuant to the Voting Agreement and (b) any acquisition of Shares by Sub in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

     SECTION 3.01. Organization. Parent is a limited partnership organized and existing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Parent and Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     SECTION 3.02. Authority Relative to this Agreement. Each of the Parent and Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Ohio Law). This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of equitable remedies (whether in a proceeding in equity or at law).

     SECTION 3.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the partnership agreement or articles of incorporation or regulations of either Parent or Sub, as applicable, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any property or asset of either of them is bound or affected.

          (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, require any consent, approval, authorization or permit of, of filing with or notification to, any governmental or regulatory authority, domestic or foreign, except

     (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act and filing and recordation of appropriate merger documents as required by Ohio Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (other than as is set forth in clause (i)) would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement.

     SECTION 3.04. Financing. Parent and Sub have delivered to the Company copies of a commitment letter obtained by Parent and Sub respecting a senior credit facility to be incurred at the Closing and a bridge facility that may be utilized by Parent and Sub to consummate the transactions contemplated hereby.

     SECTION 3.05. Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

     SECTION 3.06. Sub. Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

     SECTION 3.07. Brokers. No broker, finder or investment banker (other than Johnson Rice & Company whose fee will be paid by Parent and Sub) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 3.08. Post Merger Business. It is the present intention of Parent and Sub that subsequent to the Merger they will maintain the Company's corporate headquarters and principal executive offices in the greater Canton, Ohio area and will preserve substantially intact the Company's business organization and employee work force.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation of the foregoing, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its articles of incorporation or regulations or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of a maximum of 1,077,997 Shares issuable pursuant to stock options outstanding on the date hereof and conversion of the Debentures) or (ii) any material assets of the Company or any Subsidiary, except for sales in the ordinary course of business;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; provided, however, that the Company may make scheduled dividend payments on the Company Preferred Stock;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; provided, however, that the Company may redeem any or all outstanding Company Preferred Stock pursuant to the terms thereof;

          (e) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee except amendments required by law; or

          (f) create, incur, assume, guarantee or otherwise become liable for any amount of indebtedness for borrowed money (other than borrowings under the Company's existing bank credit facilities), individually or in the aggregate, material to the condition (financial or otherwise), business, results of operations or prospects of the Company and the Subsidiaries taken as a whole.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Stockholders' Meeting. In order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's restated articles of incorporation and regulations, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following the execution and delivery of this Agreement for the purpose of considering and taking action on this Agreement, the Merger and the other Transactions (the "Stockholders' Meeting"), and (ii) subject to its Fiduciary Duty, include in the Proxy Statement the recommendations of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions. At the Stockholders' Meeting, Parent and Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

     SECTION 5.02. Proxy Statement. As soon as practicable following the execution and delivery hereof, the Company shall file the Proxy Statement in preliminary form and the Schedule 13E-3 with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3, and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and the Schedule 13E-3 prior to their being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and the Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     SECTION 5.03. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Sub access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall make available to Parent and Sub all financial, operating and other data and information as Parent or Sub, through its officers, employees or agents, may reasonably request provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent and Sub hereunder.

          (b) All information obtained by Parent or Sub pursuant to this Section
     5.03 shall be kept confidential in accordance with the confidentiality agreement, dated October 24, 1996 (the "Confidentiality Agreement"), between TPG Partners, L.P. and the Company.

     SECTION 5.04. Acquisition Proposals. Each of the Company and its Subsidiaries will not, directly or indirectly, and will instruct and otherwise use its commercially reasonable efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, (i) directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any of its Subsidiaries or (ii) except to the extent required by the Fiduciary Duty of the Company's Board of Directors, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company will promptly notify Parent in the event of any proposal or offer of the type referred to in clause (i) of the first sentence of this Section 5.04, indicating in reasonable detail the identity of the persons involved and the terms and conditions of any proposal or offer. The Company will promptly notify Parent in the event of the occurrence of any matter referred to in clause (ii) of the first sentence of this Section 5.04 and indicate in reasonable detail the identity of the persons involved.

     SECTION 5.05. Directors' and Officers' Indemnification and Insurance. (a) For a period of six years from and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (i) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted to indemnify such person under Ohio law and the articles of incorporation and regulations of the Company in effect on the date hereof, or
(ii) arising out of or pertaining to the Merger and the transactions contemplated by this Agreement.

          (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time directors' and officers' liability insurance providing coverage no less favorable to the directors and officers of the Company at the Effective Time than the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided that in satisfying the obligations under this provision, the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year.

          (c) This Section 5.05 shall survive the Effective Time and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on the Surviving Corporation and their respective successors and assigns.

     SECTION 5.06. Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     SECTION 5.07. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement, except with the written approval of the other or as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     SECTION 5.08. Notices of Certain Events. The Company shall promptly notify Parent and Sub of:

             (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

             (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

             (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.07 or which relate to the consummation of the transactions contemplated by this Agreement.

     SECTION 5.09. Takeover Statute. (a) If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulations is or shall become applicable to the transactions contemplated hereby, the Company and, subject to its Fiduciary Duty, the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          (b) Without limiting the foregoing, the Company agrees to take any and all actions as are necessary such that the Merger may be authorized by the Company's stockholders in accordance with Section 1701.78 of Ohio Law including, without limitation, the calling of a special meeting of stockholders pursuant to Section 5.01 and delivery of the notice required by Section 5.01 and a Proxy Statement as set forth in Section 5.02.

     SECTION 5.10. Certain Employee Benefit Plans. Following the Effective Time, the Surviving Corporation shall be bound by the severance pay plans, severance agreements and deferred compensation plans and agreements disclosed in
Section 2.08 of the Company Disclosure Schedule. The provisions of this Section
5.10 are intended for the benefit of, and shall be enforceable by, the directors, officers and employees who are parties to such severance or deferred compensation agreements or participate in such severance pay or deferred compensation plans.

     SECTION 5.11. Stock Options. The Company will exert commercially reasonable best efforts to obtain prior to the Effective Time from each holder of an outstanding option (an "Option") to purchase Shares granted under the Company's Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (collectively, the "Stock Option Plans"), which is exercisable prior to the Effective Time or would become exercisable in accordance with the Stock Option Plans and/or separate agreements between the Company and certain Option holders effective on the consummation of the Transactions, the surrender or agreement to surrender of such Option in consideration of the payment in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option; provided, however, that this Section 5.11 shall not apply to those options listed in Section 5.11 of the Company Disclosure Schedule.

     SECTION 5.12.  Equity Capital Contribution.  At the closing referred to in
Section 1.02, Parent agrees to contribute to Sub not less than $110 million of equity capital less the product of (i) the number of Shares covered by Options that are not surrendered pursuant to Section 5.11 and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Options.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Ohio Law and the articles of incorporation of the Company; provided that Parent and Sub shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the Merger.

          (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

          (c) No Order. No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, ruling or injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that this condition shall not be applicable to the obligations of any party until such party shall have used all reasonable efforts to have such decree, ruling, injunction or order vacated or lifted.

     SECTION 6.02. Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived in writing by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided, however, that in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and Parent and Sub shall have received certificates to such effect signed by the Chief Executive Officer or the Chief Financial Officer of the Company.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all its obligations and covenants required to be performed by the Company under this

     Agreement prior to or as of the Closing Date, and Parent and Sub shall have received certificates to such effect signed by the Chief Executive Officer or the Chief Financial Officer of the Company.

          (c) Consents. Parent and Sub shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement to be obtained by the Company in form and substance reasonably satisfactory to Parent and Sub, except those consents the failure to so receive would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (d) Board Approval. The Board of Directors of the Company shall not have withdrawn or modified in a manner materially adverse to Parent or Sub the approval or recommendation of the Merger, the Merger Agreement or the Other Transactions, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Transactions.

          (e) No Market Events. None of the following shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, (ii) the declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (iii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that has a Material Adverse Effect, (iv) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially affect, the extension of credit by lending institutions that has a Material Adverse Effect, or (v) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

          (f) No Material Adverse Change. Neither the Company nor any Subsidiary shall have suffered a Material Adverse Effect or any development that, insofar as can reasonably be foreseen, is likely to result in a Material Adverse Effect other than as a result of conditions affecting the oil and gas industry generally.

          (g) Redemption of Preferred Stock. The Company shall have effected the redemption of all issued and outstanding shares of the Company's Class II Serial Preferred Stock in accordance with the terms of such preferred stock prior to the record date to be established by the Board for the special meeting of stockholders to approve the Merger.

          (h) Change of Control Payments. There shall be no material litigation or material outstanding claims with respect to change of control, severance or other similar payments payable to officers or employees of the Company.

     SECTION 6.03. Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Effective Time, unless waived in writing by the Company;

          (a) Representations and Warranties. The representations and warranties of Parent and Sub and set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided, however, that in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and the Company shall have received certificates to such effect signed by a senior executive officer of Parent and a senior executive officer of Sub to such effect with respect to Parent matters and Sub matters, respectively.

          (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all of their respective obligations and covenants required to be performed by such party under this Agreement prior to or as of the Closing Date, and the Company shall have received certificates to such effect signed by the Chief Financial Officer of Parent and the President of Sub with respect to Parent and Sub matters, respectively.

          (c) Consents. The Company shall have received duly executed copies of all third party consents and approvals contemplated by this Agreement to be obtained by Parent in form and substance reasonably satisfactory to the Company, except those consents the failure to so receive, would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (d) Fairness Opinion. The fairness opinion referred to in Section 2.16(b) shall not have been withdrawn or modified and the Company shall have received a fairness opinion, substantially in the form of the fairness opinion referred to in Section 2.16(b), to be included in the Company's Proxy Statement, and such fairness opinion shall not have been withdrawn or modified.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the boards of directors or general partner, as applicable, of Parent, Sub and the Company; or

          (b) By either Parent, Sub or the Company if (i) the Effective Time shall not have occurred on or before the date that is 120 days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By Parent (i) in the case of an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section
     6.01 or Section 6.02, unless such occurrence or circumstance shall have been caused by or resulted from the failure of Parent or Sub to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Sub of any material representation or warranty of either of them contained in this Agreement or (ii) if the Board or any committee thereof shall have withdrawn or modified in a manner materially adverse to Sub or Parent its approval or recommendation of this Agreement or the Merger or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares; or

          (d) By the Company (i) in the case of an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 6.01 or Section 6.03, unless such occurrence or circumstance shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement or
     (ii) if the Board shall have withdrawn or modified in a manner adverse to Sub or Parent its approval or recommendation of the Offer, this Agreement or the Merger; or

          (e) By Parent, Sub or the Company if the Stockholders of the Company do not approve the Merger and the other Transactions at the Stockholders' Meeting.

     SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or its affiliates, directors, officers, advisors or shareholders, except (i) as set forth in Section 7.02 and in Sections 7.03 and 8.01 and (ii), except as set forth in Section 7.03(c), nothing shall relieve any party from liability for any intentional breach hereof.

     SECTION 7.03.  Fees.  (a) If:

             (i) Parent, Sub or the Company terminates this Agreement pursuant to Sections 7.01(c) or 7.01(d), and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below) or a Third Party Acquisition occurs, involving any party (or any affiliate thereof) (x) with whom the Company had any discussions with respect to a Third Party Acquisition, (y) to whom the Company furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), prior to such termination; or

             (ii) Parent, Sub or the Company terminates this Agreement pursuant to Sections 7.01(c) or 7.01(d) and within 12 months thereafter a Third Party Acquisition shall occur involving a direct or indirect consideration (or implicit valuation) for Shares in excess of the Merger Consideration;

then the Company shall pay to Parent and Sub a fee of $12,400,000; provided, however, that: (i) the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination; (ii) the fee required to be paid under this Section 7.03(a) shall be reduced dollar-for-dollar by any fee paid by the Company to Parent under
Section 7.03(b); and (iii) the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(a) if this Agreement is terminated due solely to a failure to be satisfied of any of the following conditions: Sections 6.01(b), 6.01(c), 6.02(e), 6.03(a) and 6.03(b), provided that at such time each and all of the conditions set forth in Sections 6.01 and
6.02 (other than Section 6.02(e)) shall have been satisfied.

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of all of the stock or assets of the Company by merger or otherwise by any person other than Parent, Sub or any affiliate thereof (a "Third Party"); or (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares.

          (b) In recognition of the significant expenditure of executive time and resources incurred by Parent and Sub in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such executive time and resources, upon the termination of this Agreement (i) by Parent or Sub pursuant to Section 7.01(c)(i), or (ii) under circumstances in which the Company shall be obligated to pay a fee pursuant to Section 7.03(a), the Company shall pay to Parent $5,000,000 provided, however, the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(b) if this Agreement is terminated due solely to a failure to be satisfied of any of the following conditions: Sections 6.01(b), 6.01(c), 6.02(e), 6.03(a) and 6.03(b), provided that at such time each and all of the conditions set forth in Sections 6.01 and 6.02 (other than Section 6.02(e)) shall have been satisfied. Notwithstanding the foregoing, the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 7.03(b) if: (i) this Agreement is terminated due solely to a failure to be satisfied of the condition set forth in
     Section 6.01(a); and (ii) prior to the stockholders' meeting contemplated therein the Company has not received a bona fide proposal for a Third Party Acquisition and no third party has publicly announced an intention to make such a proposal, provided that at such time each and all of the conditions set forth in Sections 6.01 and 6.02 shall have been satisfied; provided, however, in such circumstance, the Company shall promptly reimburse Parent and Sub for their reasonable out-of-pocket expenses incurred in connection with the proposed Transactions, but not in excess of $500,000 in the aggregate.

          (c) If this Agreement is terminated by the Company pursuant to Section 7.01(d) due solely to a failure to be satisfied of the conditions set forth in Section 6.03(a) and (b), Parent shall pay to the Company $5,000,000; provided, however (i) Parent shall not be obligated to pay such sum to the Company if at the time the Company so terminates this Agreement, any of the conditions set forth in Sections 6.01 and 6.02 shall not have been satisfied and (ii) payment of such sum shall be the Company's sole and exclusive remedy, at law or in equity, arising from such termination.

          (d) Except as set forth in this Section 7.03, all costs and expenses incurred in connection with the Agreement and the Transactions shall be determined and paid by the party incurring such expenses, whether or not any Transaction is consummated.

     SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 7.05. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any agreement or condition (other than, with respect to Parent and Sub, the Minimum Condition) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01.  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.06 shall survive the Effective Time indefinitely, the agreements set forth in Section 5.05 shall survive the Effective Time for the respective periods set forth therein and the agreements set forth in Section 5.03(b) shall survive termination indefinitely.

     SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

     if to Parent or Sub:

        c/o TPG Partners II, L.P.
        201 Main Street, Suite 2420
        Fort Worth, Texas 76102
        Attn: James J. O'Brien

     with a copy to:

        Kevin G. Levy
        Kelly, Hart & Hallman, P.C.
        201 Main Street, Suite 2500
        Fort Worth, Texas 76102

     if to the Company:

        Belden & Blake Corporation
        5200 Stoneham Road
        North Canton, Ohio 47720
        Attn: Joseph M. Vitale
            Senior Vice President and General Counsel with copies to:

        Anthony E. Efremoff
        Black, McCuskey, Souers & Arbaugh
        1000 United Bank Plaza
        Canton, Ohio 44702-2116

     and

        David Porter
        Jones, Day, Reavis & Pogue
        North Point
        901 Lakeside Avenue
        Cleveland, Ohio 44114

     SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise; and

          (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

     SECTION 8.05. Entire Agreement; Assignment. Except for the Confidentiality Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the consent of the other parties provided, however, that Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, including Parent, its rights hereunder, but any such transfer or assignment will not relieve Sub of its obligations hereunder or prejudice the rights of stockholders to receive payment for their Shares pursuant to the Merger.

     SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.05, 5.06 and 5.10 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio applicable to contracts executed in and to be performed in that State.

     SECTION 8.08. Headings. The descriptive headings contained in this Agreement are included for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TPG PARTNERS II, L.P.
                                          By TPG GenPar II, L.P., its General
                                          Partner
                                          By TPG Advisors II, Inc., its General
                                          Partner

                                          By: /s/ Richard A. Ekleberry

                                            ------------------------------------
                                              Name: Richard A. Ekleberry
                                              Title: Vice President

                                                                          PARENT

                                          BB MERGER CORP

                                          By: /s/ Richard A. Ekleberry

                                            ------------------------------------
                                              Name: Richard A. Ekleberry
                                              Title: Vice President

                                                                      MERGER SUB

                                          BELDEN & BLAKE CORPORATION

                                          By: /s/ Henry S. Belden IV

                                            ------------------------------------
                                              Name: Henry S. Belden IV
                                              Title: Chief Executive Officer

                                                                         COMPANY

                                                                        ANNEX II

Goldman, Sachs & Co. - 85 Broad Street - New York, New York 10004
Tel: 212-902-1000


                                                            [GOLDMAN SACHS LOGO]

PERSONAL AND CONFIDENTIAL

May 21, 1997

Board of Directors
Belden & Blake Corporation
5200 Stoneham Road
North Canton, OH 44720

Gentlemen:

     You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, without par value (the "Shares"), of Belden & Blake Corporation (the "Company") of the $27.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger dated as of March 27, 1997 among TPG Partners II, L.P. ("TPG"), BB Merger Corp., a wholly-owned subsidiary of TPG, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to certain affiliates of TPG from time to time and may provide investment banking services to TPG and its affiliates in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Proxy Statement relating to the Special Meeting of Shareholders of the Company to be held in connection with the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. We have reviewed certain information provided by the Company relating to the Company's oil and gas reserves, including year-end reserve reports prepared by independent petroleum engineers for the Company and have discussed the reserve information with the senior management of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

New York - London - Tokyo - Boston - Chicago - Dallas - Frankfurt - George Town
- Hong Kong - Houston - Los Angeles - Memphis

Miami - Milan - Montreal - Osaka - Paris - Philadelphia - San Francisco - Singapore - Sydney - Toronto - Vancouver - Zurich

                                      AII-1

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of their subsidiaries and, except for the reserve information referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. With respect to such reserve information, we are not experts in the evaluation of oil and gas properties and, with your consent, have relied without independent verification solely upon the reserve reports and internal estimates prepared by the independent petroleum engineers and management of the Company. Our opinion is based upon economic and market conditions existing on the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $27.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
------------------------------------------------------
(GOLDMAN, SACHS & CO.)

                                      AII-2

                                                                       ANNEX III

     SECTION 1701.85. DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation [shall promptly](69) return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three

---------------

(69)Act reads "promptly shall"

                                     AIII-1
months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief[ ](70) and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them [terminate](71) if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

---------------

(70)Act contains a comma

(71)Act reads "terminates"

                                     AIII-2

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

     (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

     (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of [a](72) corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If[,](73) during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest [that](74), except for the suspension, would have been payable upon such shares or securities[ ](75) shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions [that](76), except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

---------------

(72)Act reads "the"

(73)Omitted from Act

(74)Act reads "which"

(75)Act contains a comma

(76)Act reads "which"

                                     AIII-3

[X] PLEASE MARK VOTES                                REVOCABLE PROXY
    AS IN THIS EXAMPLE                          BELDEN & BLAKE CORPORATION
                                                                                                         For     Against  Abstain
                                                                  Item 1. Adoption of Merger Agreement   [ ]      [ ]      [ ]
               SPECIAL MEETING OF SHAREHOLDERS                    among Belden & Blake Corporation,
                        JUNE 19, 1997                             TPG Partners II, L.P. and BB Merger
                                                                  Corp. dated March 27, 1997.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BELDEN & BLAKE CORPORATION FOR USE AT THE SPECIAL MEETING OF
SHAREHOLDERS TO BE HELD ON June 19, 1997 AND ANY ADJOURNMENT
THEREOF.

  The signatory of this proxy hereby constitutes and appoints
Henry S. Belden IV, Joseph M. Vitale and Max L. Mardick, and
each of them, the attorneys and proxies of such signatory, with full power of substitution and revocation, to attend the
Special Meeting of Shareholders of Belden & Blake Corporation
(the "Company") to be held at the Hilton-Canton, 320 Market
Avenue South, Canton, Ohio 44702, on June 19, 1997, at 2:00 p.m.,
Eastern Daylight Savings Time, and any adjournment thereof,         This proxy is solicited on behalf of the Board of
to vote all shares of capital stock of the Company which the      Directors and will be voted FOR adoption of the Merger
signatory of this proxy may be entitled to vote upon the          Agreement if no instructions to the contrary are indicated.
matter described in Item 1 of this proxy.                         In their discretion, the proxies are authorized to vote
                                                                  upon such other business as may properly come before the
                                                                  meeting or any adjournment thereof.
  The Board of Directors recommends a vote FOR adoption of the
Merger Agreement.
                                                                    The signatory of this proxy hereby acknowledges receipt of a copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1996, and the Notice of Meeting
                                                                  and Proxy Statement accompanying this proxy, and hereby
                                                                  revokes any proxy or proxies heretofore given.



Please be sure to sign and date   Date
  this Proxy in the box below.
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     Shareholder sign above   Co-holder (if any) sign above


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                            DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                                                    BELDEN & BLAKE CORPORATION
                                           5200 Stoneham Road, North Canton, Ohio 44720

Pleas sign this proxy exactly as your name(s) appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                                       PLEASE ACT PROMPTLY
                                             SIGN, DATE & MAIL YOUR PROXY CARD TODAY

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